Exhibit 99.1

Editorial Contacts:	Investor Contact:
Andrew McCarthy	David A. Young
Adaptec, Inc.	Adaptec, Inc.
(408) 957-6085	(408) 957-6773
andrew_mccarthy@adaptec.com	dyoung@adaptec.com

ADAPTEC TO OFFER COMPREHENSIVE EXTERNAL AND NETWORKED STORAGE SOLUTIONS WITH ACQUISITION OF EUROLOGIC

OEMs Will Have Single Source for both Direct-Attached and Networked Storage Solutions

MILPITAS, Calif., March 31, 2003 – Adaptec, Inc. (Nasdaq: ADPT), the global leader in data storage access solutions, has reached a definitive agreement to acquire Eurologic Systems, a leading provider of external and networked storage solutions.  The acquisition builds on Adaptec’s leadership in direct-attached server storage by allowing the company to provide complete, end-to-end block- and file-based networked storage solutions. Adaptec expects the acquisition to be completed in April 2003.  Prior to the acquisition, Eurologic divested its SAN software business into a separate entity, which will continue to operate independently.

“We’re working closely with leading OEMs to enable the broad industry transition to storage networking by delivering new solutions that are as simple and reliable as traditional direct-attached server storage,” said Robert N. Stephens, Adaptec CEO. “Combining Eurologic’s storage systems capabilities with Adaptec’s proven leadership in server storage connectivity and IP storage networking will enable us to provide OEMs and resellers with a single source for complete direct-attached and networked storage solutions, including iSCSI targets.”

Eurologic’s broad family of external and networked storage products enables organizations to easily install, manage and scale multi-terabyte storage solutions.  The company offers JBOD and RAID SCSI, Fibre Channel and Serial ATA solutions, which are sold through OEMs and resellers worldwide.  Eurologic is headquartered in Dublin, Ireland, and has approximately 150 employees.

Adaptec will acquire Eurologic as a cash purchase for approximately $30 million and will incorporate the company into Adaptec’s Storage Solutions Group.  Adaptec will assume all customer and supplier agreements and will serve Eurologic customers through its offices worldwide.  The acquisition will provide Adaptec with access to new sales channels and open new opportunities in key industries such as medical imaging and digital media.

“We expect Eurologic will contribute between $60 million and $70 million in revenue during Adaptec’s next fiscal year, and provide a positive impact on our bottom line results by mid-year,” said David A. Young, Adaptec CFO.

“We’re pleased to be joining the Adaptec team,” said John Maybury, Eurologic CEO.  “The skill sets, technology and products of Adaptec and Eurologic are highly complementary.  Adaptec’s 20 years of industry leadership in storage infrastructure, coupled with Eurologic’s 10 years of leadership in storage subsystem design, provide a powerful combination for delivering next-generation external and networked storage solutions.”

About Eurologic Systems

Founded in 1988, Eurologic Systems is a premier provider of networked storage solutions to the vertical, channel and server markets. From systems to software to global product support, Eurologic has set the standard for storage technology.  The company has shipped approximately 148,000 total storage systems representing more than 21,000 terabytes of storage to customers worldwide. Eurologic is the networked storage partner of choice for many of the world’s largest server manufacturers, channel partners, and vertical applications solutions providers, such as Acer, Agfa, Avid, Bell Micro, Ciara Technologies, eSlim, Fujitsu Siemens, HCL, Intel, Mirapoint, Red Networks, Siemens Medical, Skydata, Stratus, Tech Data and Zycko.  For more information, please visit Eurologic’s web site at www.eurologic.com.

About Adaptec

Adaptec Inc. (NASDAQ: ADPT) provides highly available storage access solutions that reliably move, manage and protect critical data and digital content. Adaptec’s storage solutions are found in high-performance networks, servers, workstations and desktops from the world’s leading manufacturers, and are sold through OEMs and distribution channels to ISPs, enterprises, medium and small businesses and consumers. Adaptec is a member of the S&P SmallCap 600 Index. More information is available at www.adaptec.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements related to our future products and product development plans. These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. For more information regarding the risks facing the Company, we refer you to the Company’s periodic reports filed with the SEC, including its most recent 10-K and 10-Qs. The Company assumes no obligation to update the forward-looking information contained in this press release.